Exhibit 10.2

Notice of Stock Option Grant

SENSUS METERING SYSTEMS

2007 STOCK OPTION PLAN

NOTICE OF STOCK OPTION GRANT

FOR OFFICERS, EMPLOYEES AND EMPLOYEE DIRECTORS—NQSO

You (the “Participant”) have been granted the following option (“Option”) to purchase Class B Common Shares of Sensus Metering Systems (Bermuda 1) Ltd. (the “Company”), par value US$0.01 per share (the “Shares”), pursuant to the Sensus Metering Systems 2007 Stock Option Plan (the “Plan”):

Name of Participant:	[ ]

Total Number of Shares Subject to Option:	[ ]

Type of Option:	Nonqualified Stock Option (“NQSO”)

Option Exercise Price Per Share:	[ ]

Effective Date of Grant (“Grant Date”):	[ ]

Vesting Schedule:	Subject to the terms of the Plan and the attached Nonqualified Stock Option Agreement (the “Agreement”), provided your employment with the Company and the Related Companies has not terminated on or prior to such date(s), the right to exercise this Option shall vest as follows:

	Date	Percentage of Shares

	Second anniversary of Grant Date	40%
	Third anniversary of Grant Date	20%
	Fourth anniversary of Grant Date	20%
	Fifth anniversary of Grant Date	20%

Expiration:	[ ]

This Option may expire earlier upon termination of employment with the Company and the Related Companies as provided in the Plan or the Agreement.

Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Plan.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Plan and the Nonqualified Stock Option Agreement, both of which are attached to and made a part of this document.

[Signature page follows]

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PARTICIPANT:	SENSUS METERING SYSTEMS (BERMUDA 1) LTD.

By:

Date:	Title:

Address:	Date:

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SENSUS METERING SYSTEMS (BERMUDA 1) LTD.

NONQUALIFIED STOCK OPTION AGREEMENT

FOR OFFICERS, EMPLOYEES AND EMPLOYEE DIRECTORS

1. Grant of Option

(a) On the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant Notice”) attached hereto and this Nonqualified Stock Option Agreement (the “Agreement”), the Company grants to the Participant on the Grant Date specified in the Grant Notice the option (the “Option”) to purchase at the Option Exercise Price specified in the Grant Notice the number of Shares set forth in the Grant Notice. The Option Exercise Price is agreed to be at least 100% of the Fair Market Value per Share on the Grant Date (or 110% of Fair Market Value per Share if the Participant is a 5% Owner).

(b) The Option is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. All terms, provisions and conditions applicable to the Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined in Section 9 hereof or elsewhere herein shall have the meanings ascribed to them in the Plan.

2. Limitations on Transfer of Options; Management Shareholders Agreement

(a) The Option shall be subject to the limitations on transfer set forth in Section 5.7 of the Plan.

(b) The issuance of any Shares pursuant to any exercise of the Option provided for hereby is conditioned upon the Participant’s execution and delivery of the Management Shareholders Agreement, and no such issuance shall be made prior to such execution and delivery. All Shares issued pursuant to any exercise of the Option shall be subject to the limitations on transfer and other restrictions set forth in the Management Shareholders Agreement.

3. Right to Exercise; Procedure for Exercise

(a) The Option may be exercised, in whole or in part, prior to expiration to the extent it is vested. The Grant Notice contains the Option vesting schedule (the “Vesting Schedule”). In accordance with the Grant Notice, in the event of the termination of the Participant’s employment with the Company and the Related Companies, the Option shall not vest with respect to any further Shares beyond those with respect to which it has vested as of the effective date of such termination of employment.

(b) Notwithstanding Section 3(a), the Option will become fully vested upon the consummation of a sale of all of the shares or all or substantially all of the assets of the Company, whether by sale, merger, amalgamation, combination, consolidation or similar business transaction.

(c) The exercise procedures set forth in Section 5.6 of the Plan shall govern the exercise of the Option.

4. Term and Expiration

(a) Basic Term. Subject to earlier termination pursuant to the terms hereof, the Option shall expire on the expiration date set forth in the Grant Notice, which date is 10 years after the Effective Date of Grant (5 years after the Effective Date of Grant if the Participant is a 5% Owner).

(b) Expiration Following Termination for Cause, Material Breach or Unsatisfactory Performance or Voluntary Termination Before the Second Anniversary of this Agreement. If Participant’s employment with the Company and the Related Companies is terminated (x) at any time by the Company or a Related Company for Cause, Material Breach or Unsatisfactory Performance or (y) by Participant pursuant to a Voluntary Termination prior to the second anniversary of this Agreement, the Option shall terminate and cease to be exercisable, whether or not vested, upon the effective date of such termination.

(c) Expiration Following Termination for Other Than Cause, Material Breach or Unsatisfactory Performance; Voluntary Termination After the Second Anniversary of this Agreement]; or Termination Following Material Reduction. If Participant’s employment with the Company and the Related Companies is terminated (x) at any time by the Company or a Related Company for no reason or any reason other than Cause, Material Breach or Unsatisfactory Performance or (y) by Participant pursuant to a Voluntary Termination after the second anniversary of this Agreement, or following a Material Reduction, the Option shall, subject to the vesting requirements and provisions set forth in Section 3, remain exercisable for a period of six months following the effective date of such termination, after which time the Option shall terminate and cease to be exercisable, whether or not vested.

(d) Exercise Following Death of Participant. If the Participant dies after termination of his or her employment with the Company and the Related Companies, but before the expiration of the Option, all or part of the Option may be exercised (prior to expiration) by the personal representative of the Participant or by any person who has acquired this Option directly from the Participant by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon termination of the Participant’s employment.

(e) Termination of Unvested Option. In the event that the Option is not exercisable in respect of any Shares prior to the effective date of termination of a Participant’s employment with the Company or a Related Company, the Option shall thereupon expire and be terminated.

5. Company’s Right to Repurchase Shares. Anything to the contrary herein notwithstanding, in the event that the (x) Committee determines that the Participant has engaged in conduct in violation of this Agreement, or (y) Participant’s employment with the Company and the Related Companies has been terminated, all or any portion of any Shares issued to the Participant upon exercise of the Option shall be subject to repurchase as described in this Section 5. The purchase price for any Shares to be purchased pursuant to this Section 5 is payable, at the option of the Company, in cash, Three Year Junior Notes or a combination thereof.

(a) Call of Shares Upon Termination for Cause, Material Breach or Unsatisfactory Performance or Voluntary Termination Prior to the Third Anniversary of this Agreement. If Participant’s employment with the Company and the Related Companies is terminated (x) at any time by the Company or a Related Company for Cause, Material Breach or Unsatisfactory Performance or (y) by Participant pursuant to a Voluntary Termination prior to the third anniversary of this Agreement, subject to applicable law including the Companies Act of 1981 of Bermuda, the Company may repurchase all or any portion of any Shares issued to the Participant upon exercise of the Option at a price per share equal to the lower of the Exercise Price per Share paid by the Participant or the then current Fair Market Value of the Shares.

(b) Call of Shares Upon Termination for Other Than Cause, Material Breach or Unsatisfactory Performance; Voluntary Termination after the Third Anniversary of this Agreement; or Termination Following Material Reduction. If Participant’s employment with the Company and the Related Companies is terminated (x) at any time by the Company and the Related Companies for no reason or any reason other than Cause, Material Breach or Unsatisfactory Performance or (y) by Participant pursuant to a Voluntary Termination after the third anniversary of this Agreement, or following a Material Reduction, subject to applicable law, including the Companies Act of 1981 of Bermuda, the Company may repurchase all or any portion of any Shares issued to the Participant upon exercise of the Option at a purchase price per share equal to the Repurchase Price per Share.

(c) Expiration of Repurchase Option. If the Company does not deliver to the Participant a written notice (a “Call Notice”) of its intention to exercise the call rights set forth in this Section 5 within six months of the later of termination of employment of a Participant or violation of this Agreement by the Participant, as applicable, or the date of issuance of the Shares with respect to which any such call right is exercised, such call rights will expire. This Section 5 shall terminate upon the consummation of a sale of all of the capital stock or all or substantially all of the assets of the Company, whether by sale, merger, amalgamation, combination, consolidation or similar business transaction.

(d) Restrictions on Payments by the Company. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 5, including issuances of and payments by the Company on the Three Year Junior Notes, shall be subject to (i) applicable restrictions contained in any applicable law, (ii) restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements, including the Credit Agreement and the Indenture, each as amended and in effect from time to time, and any Senior Indebtedness (as defined in the Three Year Junior Notes) and (iii) the availability of cash to make any lump sum cash payments. If any such restrictions or unavailability prohibit the repurchase of Shares hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

(e) Timing Considerations. In the event the Company makes payments in cash pursuant to the provisions of this Section 5, such payments will be made within 90 days of the date of the call. In the event that the Company makes payments in Three Year Junior Notes, such notes will be executed and delivered within 90 days of the date of the call.

6. Non-Competition/Non-Disclosure Provisions.

(a) Non-Competition. In consideration of this Agreement, the Participant covenants and agrees that during the period the Participant is an officer, director or employee of the Company or its Related Companies and the Restricted Period, the Participant shall not, subject to this Section 6, without the express written approval of the Board of Directors of the Company, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, whether as a proprietor, partner, shareholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, or otherwise engage or participate in, whether as a proprietor, partner, shareholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, any business which competes, directly or indirectly, with the Business in the Market (a “Competitive Business”) without regard to (i) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (ii) whether any of the activities of the Participant referred to above occur or are performed within or without the Market or (iii) whether the Participant resides, or reports to an office, within or without the Market; provided, however, that (x) the Participant may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly, and that (y) the Participant may accept employment with a successor company to the Company.

(b) Non-Solicitation. If a Participant’s employment is terminated, then, subject to this Section 6, the Participant shall not during the Restricted Period and thereafter (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, shareholder, member, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, supplier, agent, representative or any other person which has a business relationship with the Company or its Related Companies or had a business relationship with the Company or its Related Companies within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company or its Related Companies, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date the Participant or the Competitive Business employs or seeks to employ such person) employed or retained by the Company or its Related Companies. Notwithstanding the foregoing, nothing herein shall prevent the Participant from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(c) Non-Disclosure. The Participant further agrees, during and after his employment with the Company and its Related Companies, the Restricted Period and thereafter, that the Participant will not, directly or indirectly in one or a series of transactions disclose to any person or use or otherwise exploit for the Participant’s own benefit or for the benefit of anyone other than the Company or its subsidiaries any Confidential Information (as defined below) whether prepared by the Participant or not provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company or its Related Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business. The Participant shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company or its Related Companies, except as required in his normal course of employment by the Company or its Related Companies. The Participant shall use his commercially reasonable efforts to cause all persons or entities to whom Confidential Information shall be disclosed by the Participant hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. The Participant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Participant shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, the Participant agrees to deliver to the Company all Confidential Information which the Participant may possess or control. The Participant agrees that all Confidential Information of the Company and its Related Companies (whether now or hereafter existing) conceived, discovered or made by him during his employment with the Company or its Related Companies exclusively belongs to the Company and its Related Companies (and not to the Participant). The Participant will promptly disclose such Confidential Information to the Company and its Related Companies and perform all actions reasonably requested by the Company and its direct and indirect subsidiaries to establish and confirm such exclusive ownership. As used herein, the term “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Company or its Related Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Participant not permissible hereunder.

(d) Non-Disparagement. The Participant agrees, during and after his employment with the Company and its Related Companies, during the Restricted Period and thereafter, that he shall not make any false, defamatory or disparaging statements about the Company or its Related Companies or the officers or directors of the Company or its Related Companies. During and after the Participant’s employment with the Company or its Related Companies, the Company agrees on behalf of itself and its Related Companies that neither the officers nor the directors of the Company or its Related Companies shall make any false, defamatory or disparaging statements about the Participant.

(e) Specific Performance. All the parties hereto agree that their rights under this Section 6 are special and unique and that violation thereof would not be adequately compensated by money damages and each grants the others the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

7. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement. For purposes of this Agreement the following terms shall have the meaning as set forth below:

(a) “Business” means the business of providing the following products and services for metering or equipment monitoring and communication by or for utilities or residential/commercial submetering entities of water, gas, electricity and heat consumption by their customers:

(A)	Residential Water Meters (Velocity, Positive Displacement, Piston, Ultrasonic, Magnetic or otherwise);

(B)	Commercial / Industrial Water Meters (Turbine, Combination, Propeller, Irrigation, Fire Hydrant, Fire Service, or otherwise);

(C)	Sub Meters—Water, Gas, Electric and Heat;

(D)	Residential Gas Meters (Diaphragm and Ultrasonic);

(E)	Intermediate and Large Capacity Gas Meters (Diaphragm and Ultrasonic);

(F)	Turbine Gas Meters;

(G)	Pressure Regulation Products;

(H)	Correlative Natural Gas, Energy and Density Measurement Products;

(I)	Single phase and Polyphase Solid-State Electricity Meters;

(J)	Heat Meters (Velocity and Ultrasonic);

(K)	Heat Integrators;

(L)	Bulk Hot Water Meters;

(M)	Automatic Meter Reading Devices or Systems for any of the foregoing;

(N)	Meter Test Equipment for any of the foregoing;

(O)	Instrumentation for any of the foregoing;

(P)	Any aspect of the business acquired by the Company’s subsidiary, Sensus Metering Systems, Inc., from Automatic Meter Reading Data Systems, L.L.C., including the provision of technology, equipment, applications, software of monitoring services in respect of (i) automatic meter reading, (ii) radio frequency based control, (iii) tower telemetry, (iv) sub-metering, (v) equipment monitoring;

(Q)	Meter accuracy testing and recalibration services;

(R)	Project management services related to Metering and AMR activities;

(S)	Pipe Repair, Pipe Tapping and Pipe Joining Products;

(T)	High Pressure, Low Porosity Aluminum Die Castings;

(U)	Services to utilities related to the procurement, testing, repair and management of meter populations; and

(V)	Software applications sold, licensed or offered as a service to utilities and used to (i) manage billing, meter data, and equipment status or (ii) control distribution or measurement equipment for utilities and submetering entities.

(b)	“Cause” means any of the following:

(i) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude;

(ii) Participant’s fraud, embezzlement or conversion of property;

(iii) Participant’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds;

(iv) an administrative or judicial determination that Participant committed fraud or any other violation of law involving federal, state or local government funds;

(v) Participant’s material violation, with the actual knowledge of Participant, of any obligations imposed upon Participant, personally, as opposed to upon the Company, whether as a shareholder or otherwise, under any material agreement or instrument relating to the Company or any Related Company, this Agreement, the Bye-Laws of the Company; the Management Shareholders Agreement, or the Plan and related agreements, if applicable; or

(vi) Participant’s material and knowing failure to observe or comply with Regulations whether as an officer, shareholder or otherwise, in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of the Company and its Related Companies’ ongoing business, assets, properties, operations, condition (financial and other), prospects and other business relationships.

(c) “Credit Agreement” shall mean the Credit Agreement, dated as of December 17, 2003, among Sensus Metering Systems Inc., a Delaware corporation, Sensus Metering Systems (LuxCo 2) S.AR.L, Sensus Metering Systems (Bermuda 2) Ltd., a company organized under the laws of Bermuda, the Lenders (as defined therein), Credit Suisse First Boston, as administrative and collateral agent for the lenders as such agreement may be amended, waived or otherwise modified from time to time.

(d) “Determination Period” shall mean last four consecutive completed fiscal quarters as set forth on the audited financial statements of the Company immediately preceding the “call” exercised pursuant to Section 2 for which Repurchase Price shall be used to determine the repurchase price.

(e) “Disability” means due to physical or mental disability the Participant is unable to perform, and does not perform, as certified by a mutually agreeable competent medical physician, his material duties owed to the Company or its subsidiaries hereunder for 180 days in any continuous 210 day period. The final determination of Disability shall be made in the reasonable judgment of the Board of Directors of the Company. In the event of any inconsistency between the definition of disability herein and the definition of such term in any employment agreement between the Participant and the Company then in effect, the definition of such term in such employment agreement shall control for purposes of the Plan.

(f) “EBITDA” shall have the meaning set forth in the Indenture.

(g) “Indenture” shall mean the Indenture, dated as of December 17, 2003, relating to the Senior Subordinated Notes of Sensus Metering Systems Inc., as such indenture may be amended, waived or otherwise modified from time to time.

(h) “Management Shareholders Agreement” means the Management Subscription and Shareholders Agreement, dated March 5, 2004, among the Company and the shareholders party thereto, as amended from time to time in accordance with its terms.

(i) “Material Breach” means:

(i) Participant’s breach of any of Participant’s fiduciary duties to the Company, its Related Companies or its shareholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company or its subsidiaries;

(ii) Participant’s willful, continual and material neglect or failure to discharge Participant’s duties, responsibilities or obligations prescribed by this Agreement or of any other agreement between the Company or its Related Companies or by the Company (other than arising solely due to physical or mental disability);

(iii) Participant’s habitual drunkenness or substance abuse which materially interferes with Participant’s ability to discharge Participant’s duties, responsibilities or obligations prescribed by the Company or its Related Companies;

(iv) Participant’s violation of any non-competition, non-disparagement or confidentiality agreement with the Company or its direct or indirect subsidiaries, including without limitation, those set forth in Section 6 of this Agreement, or any other agreements with the Company or its direct or indirect subsidiaries; and

(v) Participant’s gross neglect of such Participant’s duties and responsibilities, as determined by the Company’s Board of Directors;

provided; for purposes of clauses (i)-(iv) above, to the extent such conduct is able to be remedied or cured by the Participant, and such conduct is not cured or remedied after the Company or its Board of Directors has provided such Participant with 30 days’ written notice of such circumstances and the possibility of a Material Breach in reasonable detail, and such Participant fails to cure such circumstances and Material Breach within those 30 days. No act or omission shall be deemed gross neglect if done, or omitted to be done, in good faith by such Participant based upon a resolution duly adopted by the Company’s Board of Directors. Whether a breach can be cured or remedied shall be determined by the Board of Directors in its sole discretion.

(j) “Material Reduction” means circumstances involving a material reduction in Participant’s position, authority, base compensation or benefits or a hostile or adverse work environment with respect to Participant’s employment by the Company or a Related Company, taken as a whole.

(k) “Related Company” means all direct and indirect subsidiaries of the Company.

(l) “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

(m) “Repurchase Price” shall mean the quotient obtained by dividing (a) an amount equal to (A) the product of 5.0 multiplied by EBITDA for the Determination Period less (B) the aggregate amount of Indebtedness, as defined in the Credit Agreement, including, but not limited to, indebtedness for borrowed money and capitalized leases of the Company as of the end of the Determination Period (including, without limitation, interest accrued but unpaid or paid-in-kind as of the end of the Determination Period) less (C) the aggregate liquidation value of the Series A Preference Shares, Series B Preference Shares and the Series C Preference Shares of the Company outstanding at the end of the Determination Period (including, without limitation, dividends accrued but unpaid or paid-in-kind in respect of such preference share as of the end of the Determination Period) less (D) the aggregate liquidation value of the Class A Common Shares of the Company outstanding at the end of the Determination Period less (E) the aggregate liquidation value of any class or series of equity securities of the Company ranking senior in right of payment upon a liquidation of the Company to the Class B Common Shares outstanding at the end of the Determination Period less (F) the aggregate amount that would have been payable by the Company in respect of any equity appreciation or similar rights outstanding as of the end of the Determination Period assuming the exercise in full of any and all such rights (whether vested or not) as of such date, by (b) the aggregate number of Class A Common Shares and Class B Common Shares issued and outstanding on a fully diluted basis as of the last day of the Determination Period. For this purpose, “fully diluted basis” shall assume the full exercise of all outstanding options, warrants, stock appreciation and other rights in relation to Common Shares and the full conversion (if dilutive) of all convertible securities, and other obligations, irrespective of whether then exercisable or convertible, and further irrespective of any vesting, repurchase, call or other restrictions or limitations. Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce either the amount contemplated by clause (a), above, or the number of shares contemplated by clause (b) above, to the extent necessary to avoid the inappropriate inclusion of both the liquidation preference of a particular security and the shares into which such security is convertible in such respective calculations.

(n) “Restricted Period” shall mean the period during which the Participant is employed by the Company or any of the Related Companies and the period of 24 months from and after the date of termination of employment with the Company and the Related Companies.

(o) “Unsatisfactory Performance” means a Participant’s failure to perform his or her duties to the standards set by the Board of Directors (such determination to be made in the good faith by the Company’s Board of Directors); provided, that such Participant has been given notice and 30 days from such notice fails to cure such unsatisfactory performance. Whether such unsatisfactory performance can be cured shall be determined by the Company’s Board of Directors in its sole discretion.

(p) “Voluntary Termination” means a voluntary termination of employment with the Company and the Related Companies by Participant for any reason or no reason other than a Material Reduction, death or Disability.

8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement, the Plan and the Company’s Bye-Laws. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Executive Team in such form and at such time as the Executive Team shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary. Any rights of a beneficiary and benefits distributable to a beneficiary under this Agreement shall be subject to the terms and restrictions of the Company’s Bye-Laws.

9. Tax Withholding. The Company may make such provisions as are necessary for the withholding of all applicable taxes on the Option, in accordance with Article 8 of the Plan.

10. Rights as a Shareholder. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Participant or representative, as the case may be.

11. Ratification of Actions. By accepting the Option, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Grant Notice by the Company, the Board, or the Committee.

12. Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.

13. Defense of Claims. Each Participant agrees that, for the period beginning on the date hereof, and continuing for a reasonable period after termination of employment with the Company or its Related Companies, Participant will cooperate with the Company in defense of any claims that may be made against the Company and its Related Companies and affiliates, and will cooperate with the Company in the prosecution of any claims that may be made by

Company and its Related Companies and affiliates, to the extent that such claims may relate to services performed by the Participant for the Company and its Related Companies and affiliates. Each Participant agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company and its Related Companies and affiliates. The Company agrees to reimburse Participant for all of Participant’s reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. For periods during and following Participant’s employment with the Company, the Company agrees to provide reasonable compensation to Participant for such cooperation in addition to reimbursement of expenses and his reasonable attorneys’ fees, if any.

14. Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

15. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

16. APPLICABLE LAW; FORUM; WAIVER OF JURY TRIAL. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF ANY JURISDICTION. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE SOUTHERN DISTRICT OF NEW YORK, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A

JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE SOUTHERN DISTRICT OF NEW YORK; (6) AGREE TO PROVIDE THE OTHER PARTIES TO THIS AGREEMENT WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 16 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A NEW YORK FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

17. Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

18. Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. The Plan is hereby incorporated herein by reference into and forms a part of this Agreement.

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